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                                                                EXHIBIT 10(h)


                     [Letterhead of Calbiochem-Novabiochem]

June 9, 1995

Mr. Richard B. Slansky
13973 Carriage Road
Poway, CA  92064

Dear Richard,

In recognition to your years of service with and valued contributions to Calbiochem-Novabiochem International, Inc. ("CNI") and its predecessor entities, I am pleased to set forth our mutual agreement regarding your resignation as an officer and director of CNI, as follows:

1. By your countersignature on this letter, you hereby resign, effective as of June 9, 1995, as an employee, officer and director of CNI and, to the extent you currently hold such positions, as an officer and/or director of each of CNI's directly or indirectly held subsidiaries.

2. In order to facilitate an orderly transition of your functions within CNI, during the period that CNI will continue to pay your salary as provided below, you agree to make yourself available, either in person or by telephone, at mutually convenient times, to provide up to an aggregate of twenty (20) hours of consultation to CNI's new Chief Financial Officer.

3. During the period between the date hereof and December 31, 1995, (the "Salary Continuation Period"), CNI will continue to pay you your current base salary, in accordance with its standard payroll practices, subject to appropriate state and federal tax withholding. You are entitled to continue your current medical and dental group insurance coverage for 18 months (COBRA continuation coverage) from 1 July 1995. During the Salary Continuation period, CNI will pay the company's portion of the premium from 1 July 1995 through 31 December 1995. The Company will deduct the portion of the premium for which you were responsible during your employment from the bi-weekly payments described previously. After 31 December, in order to continue coverage, you will be required to pay the full premium yourself. The rates for 1996 will be determined in December 1995. A right of Continuation Notice will be mailed to you as soon as the 1996 rates are established. In addition, CNI will pay you as a lump sum


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Richard Slansky
June 9, 1995
Page Two of Four

         amount (subject to appropriate state and federal tax withholding) based upon your salary for all vacation days, sick leave and holidays (collective "Caltime") which you have accrued through June 30, 1995, and not used. CNI will honor the 401(k) match through December 31, 1995. During the Salary Continuation Period, you will be under no obligation to seek new employment or otherwise mitigate the costs to CNI of the salary continuation payments provided for in this letter agreement.

4. CNI will make available to you the services of Lee Hecht Harrison for a period of four months, the employment counseling agency which has been utilized in the past to assist employees of the company in obtaining new employment.

5. As you know, CNI has asked Coopers & Lybrand to conduct a valuation of the company to permit the Board of Directors to award stock options at current fair market value. Upon completion of this valuation, CNI will furnish a copy to you, which you agree to maintain in strict confidence. Based upon the fair market value per share of CNI's Common Stock as set forth in such valuation (the "FMV"), you will have the option, exercisable by written notice given within thirty (30) days after the delivery to you of such valuation, to sell to CNI (or upon its request to other shareholders of CNI) all, but not less than all, of your holdings of CNI capital stock, including shares issuable upon exercise by you of stock options which have been granted to you to the extent exercisable as of June 9, 1995, but not limited to any other mutually acceptable arrangement between E.M. Warburg Pincus/Alex. Brown & Sons and yourself:

                  1,195 shares of Series B Preferred Stock - at a price of $100.00 per share;

                  5,085 shares of Common Stock at the FMV; and

                  20,160 shares of Common Stock issuable upon exercise of your stock options at a price equal to the difference between the FMV and your option exercise price of $1.00.

         Should you elect to effect such a sale, the closing will take place at the offices of CNI on the third business day following delivery of your notice of election, and at such closing, you will deliver stock certificates for the shares which you hold and your stock option, in each case duly endorsed


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Richard Slansky
June 9, 1995
Page Three of Four

         or assigned to CNI (or its designee) against delivery to you by CNI of a check in the aggregate purchase price described above. Should you not elect to effect such a sale, you will continue your CNI securities subject to the Subscription and Shareholder Agreement dated March 13, 1992.

6. You will continue to be subject to all confidentiality and non-disclosure policies of CNI and agreements relating to confidentiality which you have previously executed with CNI in accordance with the terms of such policies and agreements. You agree to promptly return to CNI any and all company owned property, including without limitation, keys, identification cards, credit cards or telecommunications equipment, business plans or client or supplier listings. You further agree that you will not make any statements at any time that disparage the reputation of CNI, its subsidiaries and affiliates.

7. Unless CNI has specifically consented thereto in writing, you agree not to solicit, induce or knowingly hire, or to cause, or recommend to, any entity with which you are affiliated to solicit, induce or hire, or to make any such entity aware of the qualifications of, any employees employed (or formerly employed within six months prior to the date of solicitation, affiliates), during the period beginning on June 9, 1995, and ending on June 8, 1996.

8. Subject only to the fulfillment by CNI of its obligation hereunder, you hereby fully release CNI and its subsidiaries and affiliates and CNI fully release you from any and all claims, agreements, obligations or liabilities which you have had, may have had or now have against any of them by virtue of your employment by CNI or its subsidiaries or the termination of your employment. You further agree that this agreement constitutes a waiver and release of any and all claims which would otherwise be preserved by operation of Section 1542 of the California Civil Code. Section 1542 provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTION THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.


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Richard B. Slansky
June 9, 1995
Page Four of Four

9. This letter agreement supersedes all prior oral and written understandings and agreements between you and CNI. This letter agreement may be amended only by written agreement of you and CNI. This letter agreement may not be assigned by either party without the other's prior written consent. The letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

10. You acknowledge that you have had sufficient time to review and consider the above terms and their financial consequences to you, and that you have had a reasonable opportunity to consider advice from your legal counsel before signing this letter.

11. This agreement will be governed by and construed in accordance with the laws of the State of California.

If the foregoing is acceptable to you, please indicate your acceptance and agreement in space provided below and return a signed copy of this letter to me.

On behalf of everyone here at CNI, I would like to wish you much success in your future endeavors.

Very truly yours,

CALBIOCHEM-NOVABIOCHEM INTERNATIONAL, INC.

  /s/ Stelios B. Papadopoulos
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Stelios B. Papadopoulos
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

  /s/ Richard B. Slansky
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Richard B. Slansky